AMENDMENT

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 20th day of November, 2014, by and between Mason Street Advisors, LLC (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Second Amended and Restated Investment Sub-Advisory Agreement dated November 15, 2012 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Equity Income Portfolio and Small Cap Value Portfolio; and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Equity Income Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting the text set forth thereon and replacing it with the text set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

T. ROWE PRICE ASSOCIATES, INC.		MASON STREET ADVISORS, LLC

By:	/s/ Fran Pollack-Matz	By:	/s/ Kate M. Fleming
Name:	Fran Pollack-Matz	Name:	Kate M. Fleming
Title:	Vice President	Title:	President

EXHIBIT A

SCHEDULE A

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

DATED NOVEMBER 15, 2012

As Amended November 20, 2014

Portfolio	Fee
Small Cap Value Portfolio	$0-500 Million – 0.60% of average daily net assets Over $500 Million – 0.55% of average daily net assets
Equity Income Portfolio*

$0-50 Million – 0.50% of average daily net assets

$50-100 Million – 0.45% of average daily net assets

Reset at $100 Million – 0.40% of average daily net assets

Reset at $200 Million – 0.35% of average daily net assets

Reset at $500 Million – 0.325% of average daily net assets

$500 Million-$1 Billion – 0.30% of average daily net assets

Reset at $1 Billion – 0.30% of average daily net assets

*Equity Income Portfolio Transitional Fee Credits:

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.40% fee schedule once assets reach $100 million. The credit will apply at asset levels between approximately $83 million and $100 million, To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $100 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $83 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.40% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $75,000 annually when the Equity Income Portfolio’s assets were close to $100 million and fall to zero at approximately $83 million. The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $83,333,333	X $75,000
$16,666,667

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $200 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.40% fee schedule. The credit will apply at asset levels between $175 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $200 million, when the 0.35% fee would be triggered, or (b) fall below a threshold of $175 million, which would trigger the application of the 0.40% fee schedule.

The credit is determined by prorating the difference between the 0.40% fee schedule and the 0.35% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Equity Income Portfolio’s assets were close to $200 million and fall to zero at $175 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $175,000,000	X $100,000
$25,000,000

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $500 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will apply at asset levels between approximately $464 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of approximately $464 million, which would trigger the application of the 0.35% fee schedule.

The credit is determined by prorating the difference between the 0.35% fee schedule and the 0.325% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $500 million and fall to zero at approximately $464 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $464,285,714	X $125,000
$35,714,286

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will apply at asset levels between approximately

$958 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0,30% fee would be triggered, or (b) fall below a threshold of approximately $958 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.30% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $958 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $958,333,333	X $125,000
$41,666,666